EXHIBIT 4.2

NEONODE INC.

CERTIFICATE OF DESIGNATIONS
OF
SERIES B PREFERRED STOCK

Pursuant to Section 151(g) of the Delaware General Corporation Law, Neonode Inc., a Delaware corporation (the "Corporation"), does hereby certify:

WHEREAS, the Corporation does here certify that a Certificate of Designations, Preferences, and Rights of Series A and Series B Preferred Stock was executed, acknowledged, and filed by the Corporation on December 30, 2008.

WHEREAS, the Corporation does here certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on January 2, 2009 duly adopted the following resolutions increasing the number of authorized shares of Series B Preferred Stock of the Corporation, and that such resolutions have not been modified and are in full force and effect on the date hereof:

RESOLVED, to increase the number of authorized shares of Series B Preferred Stock of the Corporation from 100,934 shares to 102,690 shares.

FURTHER RESOLVED, that the directors and officers of the Corporation be, and each of them hereby is, authorized and empowered on behalf of the Corporation to execute, verify, and file a certificate of designations in accordance with Delaware law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by its duly authorized officer this 2 day of January, 2009.

NEONODE INC.

By:	/s/ David W. Brunton
Name:	David W. Brunton
Title:	CFO